EXHIBIT 16.1

April 17, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan on Form 8-K dated April 17, 2007, and have the following comments:

1.	We agree with the statements made in the second and last sentences of the first paragraph and the statements made in the second paragraph.

2.	We have no basis on which to agree or disagree with the remaining statements made in the first paragraph or the statements made in the third paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP